Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references made to our firm under the captions "Financial Highlights" for Scudder Blue Chip Fund in the Core/Large Cap Funds - Advisor Classes A, B and C Prospectus and "Auditors" and "Financial Statements" in the Statement of Additional Information for Scudder Blue Chip Fund included in Post-Effective Amendment No. 21 to the Registration Statement (Form N-1A, No. 33-17777). We also consent to the incorporation by reference into the Statement of Additional Information for Scudder Blue Chip Fund of our report dated December 10, 2001 with respect to the financial statements and financial highlights of Scudder Blue Chip Fund included in the October 31, 2001 annual report.


                                                      /s/ERNST & YOUNG LLP

                                                      ERNST & YOUNG LLP


Boston, Massachusetts
February 26, 2002